MARLTON
TECHNOLOGIES, INC.
[LOGO]



September 22, 2005


Board of Directors
Marlton Technologies, Inc.
2828 Charter Road
Philadelphia, PA 19154

Gentlemen:

     The Board of Directors of Marlton has been considering a reverse stock split of Marlton's Common Stock in order to relieve Marlton of the substantial and increasing expense of remaining a Securities and Exchange Commission reporting company.

     Marlton estimates that an aggregate of $1,600,000 would be paid to its shareholders to complete the reverse stock split if approved. Funding for the transaction is anticipated to be provided under Marlton's existing revolving credit facility, subject to the approval of the lender and availability under the borrowing formula. In the event that the credit facility is insufficient to fund these payments, the undersigned have agreed to loan sufficient funds to Marlton to complete the reverse split, at the same interest rate and with the same security (although subordinated to Marlton's credit facility) as the credit facility and repayable as soon as Marlton has availability under its revolving credit facility borrowing formula.


                                                   Sincerely,


                                                   /s/ Jeffrey Harrow
                                                   -----------------------------
                                                   Jeffrey Harrow


                                                   /s/ Scott Tarte
                                                   -----------------------------
                                                   Scott Tarte